Exhibit (a)(5)(D)

LIVERAMP ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

SAN FRANCISCO, December 14, 2018—(BUSINESSWIRE)—LiveRamp (NYSE: RAMP) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 P.M., New York City time, on December 13, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 19,281,058 shares of LiveRamp’s common stock, $0.10 par value per share, were properly tendered and not properly withdrawn at the purchase price of $44.50 per share, including 16,183,514 shares that were tendered by notice of guaranteed delivery. LiveRamp has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 58.2 percent. This preliminary proration factor is subject to change.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, LiveRamp expects to acquire approximately 11.2 million shares of its common stock at a price of $44.50 per share, for an aggregate cost of approximately $500 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 14.2 percent of the shares outstanding.

The number of shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two business day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC acted as the dealer managers for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson LLC toll-free at (888) 613-9988.

About LiveRamp

LiveRamp provides the identity platform leveraged by brands and their partners to deliver innovative products and exceptional experiences. LiveRamp IdentityLink™ connects people, data, and devices across the digital and physical world, powering the people-based marketing revolution and allowing consumers to safely connect with the brands and products they love. For more information, visit www.LiveRamp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions. These statements are based on LiveRamp’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein. Additional information about the factors that may affect LiveRamp’s operations is set forth in LiveRamp’s current and periodic reports filed with the Securities and Exchange Commission, including LiveRamp’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A. RISK FACTORS” in LiveRamp’s Annual Report on Form 10-K for the year ended March 31, 2018, which was filed with the Securities and Exchange Commission on May 25, 2018 and the discussion under the caption “Item 1A. RISK FACTORS” in LiveRamp’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018, which were filed with the Securities and Exchange Commission on August 9, 2018 and November 1, 2018, respectively. The forward-looking statements in this communication are based on information available to LiveRamp as of the date hereof.

LiveRamp undertakes no obligation to update the information contained in this press release or any other forward-looking statement.

LiveRamp, LiveRamp IdentityLink, Abilitec and all other LiveRamp marks contained herein are trademarks or service marks of LiveRamp, Inc. All other marks are the property of their respective owners.

For more information, contact:

Georgeson LLC

Toll Free: 888-613-9988

LiveRamp Investor Relations

Lauren Dillard

650-372-2242

Investor.Relations@LiveRamp.com